                                                                      Exhibit 99




CINTECH
SOLUTIONS, INC.

Condensed Financial Statements for the
Three and Six-Months Ended December
31, 2000 and 1999 and Independent
Accountants' Report

Deloitte & Touche LLP
250 East Fifth Street
P.O. Box 5340
Cincinnati, Ohio 45201-5340

Tel: (513) 784-7100
www.us.deloitte.com


                                                                       [DELOITTE
                                                                  & TOUCHE LOGO]

INDEPENDENT ACCOUNTANTS' REPORT

To the Directors of
  Cintech Solutions, Inc.

We have reviewed the accompanying condensed balance sheets of Cintech Solutions, Inc. (the "Company") as of December 31, 2000 and 1999 and the related condensed statements of income, stockholders' equity and cash flows for the three months and six months then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytic procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet of the Company as of June 30, 2000, and the related statements of income, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated August 25, 2000, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of June 30, 2000 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ Deloitte & Touche LLP

January 26, 2001

--------
DELOITTE
TOUCHE
TOHMATSU
--------


CINTECH SOLUTIONS, INC.

CONDENSED BALANCE SHEETS
DECEMBER 31, 2000, JUNE 30, 2000 AND DECEMBER 31, 1999
---------------------------------------------------------------------------------------------------
                                                     DECEMBER 31,                     DECEMBER 31,
ASSETS                                                  2000           June 30,          1999
                                                     (UNAUDITED)         2000         (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)                 $ 4,507,954     $ 2,521,039     $ 1,317,733
  Marketable securities (Note 2)                       3,290,678       5,828,194       6,733,299
  Accounts receivable, trade - (Net of
    allowance of $76,023, $24,509 and
    $86,086 at December 31, 2000, June 30, 2000,
     and December 31, 1999, respectively) (Note 1)       944,055         869,435       1,024,001
  Inventory (Note 1)                                      24,767          45,969          42,872

  Prepaid expenses                                        69,052          31,131          30,518

  Refundable income taxes (Note 6)                                                        43,284
  Deferred income taxes (Note 6)                         544,183         584,067         420,829
                                                      ----------      ----------      ----------
           Total current assets                        9,380,689       9,879,835       9,612,536
                                                      ----------      ----------      ----------

FIXED ASSETS (Note 1):
  Equipment                                            1,240,990       1,178,783         886,279
  Furniture and fixtures                                 297,855         288,773         151,433
                                                      ----------      ----------      ----------
           Total                                       1,538,845       1,467,556       1,037,712
  Less accumulated depreciation                       (1,166,166)       (974,166)       (864,988)
                                                      ----------      ----------      ----------
           Total fixed assets - net                      372,679         493,390         172,724
                                                      ----------      ----------      ----------

SOFTWARE DEVELOPMENT
   COSTS-Net (Note 1)                                  1,560,678       1,250,148         763,341
                                                      ----------      ----------      ----------


TOTAL                                              $  11,314,046   $  11,623,373    $ 10,548,601
                                                   =============   =============    ============



CINTECH SOLUTIONS, INC.

CONDENSED BALANCE SHEETS
DECEMBER 31, 2000, JUNE 30, 2000 AND DECEMBER 31, 1999
-----------------------------------------------------------------------------------------
                                             DECEMBER 31,                    DECEMBER 31,
      LIABILITIES AND                             2000          June 30,          1999
     STOCKHOLDERS' EQUITY                     (UNAUDITED)        2000         (UNAUDITED)
   CURRENT LIABILITIES:
     Accounts payable                           $ 174,573       $ 347,664       $ 268,518
     Accrued liabilities:
       Accrued wages and compensation             440,118         660,074         580,602
       Accrued income taxes                        52,636          75,678
       Warranty reserve                           106,949         126,323         137,240
       Other                                      206,733         171,558         164,716
     Deferred maintenance revenue (Note 1)        684,737         832,528       1,116,828
                                               ----------      ----------      ----------
              Total current liabilities         1,665,746       2,213,825       2,267,904
                                               ----------      ----------      ----------



    DEFERRED INCOME TAXES (Note 6)                145,767          83,822         145,490
                                                 --------         -------        -------

   STOCKHOLDERS' EQUITY (Notes 1, 4, 5):
     Common stock                               9,006,013       9,005,433       8,999,210
     Contributed capital                          675,757         675,757         675,757

     Treasury stock                                (2,290)         (2,290)         (2,290)
     Accumulated deficit                         (176,947)       (353,174)     (1,537,470)
                                               ----------      ----------    -----------
              Total stockholders' equity        9,502,533       9,325,726       8,135,207
                                               ----------      ----------      ---------






    TOTAL                                    $ 11,314,046    $ 11,623,373   $ 10,548,601
                                             =============   =============   ============


See notes to condensed financial statements and independent accountants' report.


CINTECH SOLUTIONS, INC.

CONDENSED STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE-MONTHS AND SIX-MONTHS ENDED DECEMBER 31, 2000 AND 1999
------------------------------------------------------------------------------------------------------------------
                                                          FOR THE THREE-MONTHS ENDED     FOR THE SIX-MONTHS ENDED
                                                                   DECEMBER 31,                 DECEMBER 31,
                                                          --------------------------  ----------------------------
                                                             2000           1999            2000           1999
NET SALES (Note 1):
   Product sales                                           $2,104,288     $3,106,514     $4,128,071     $5,544,026
   Services and other sales                                   559,736        728,189      1,146,670      1,309,625
                                                           ----------     ----------     ----------     ----------
      Total net sales                                       2,664,024      3,834,703      5,274,741      6,853,651
                                                           ----------     ----------     ----------     ----------

COST OF PRODUCTS SOLD AND
SERVICES PROVIDED (Note 1):
   Cost of products sold                                      605,368        846,865      1,173,629      1,458,230
   Cost of services and other sales                           121,208        268,751        232,894        472,360
                                                           ----------     ----------     ----------     ----------
     Total cost of products sold and services provided        726,576      1,115,616      1,406,523      1,930,590
                                                           ----------     ----------     ----------     ----------

GROSS PROFIT                                                1,937,448      2,719,087      3,868,218      4,923,061

RESEARCH AND DEVELOPMENT                                      247,482        157,840        511,886        276,639

SELLING, GENERAL AND
  ADMINISTRATIVE (Notes 1, 3)                               1,665,711      1,530,837      3,333,529      2,779,865
                                                           ----------     ----------     ----------     ----------

INCOME FROM OPERATIONS                                         24,255      1,030,410         22,803      1,866,557

OTHER INCOME                                                  107,012         83,870        233,311        126,039
                                                           ----------     ----------     ----------     ----------

INCOME BEFORE INCOME TAX
PROVISION                                                     131,267      1,114,280        256,114      1,992,596

INCOME TAX PROVISION (Note 6)                                  41,205        286,547         79,887        464,748
                                                           ----------     ----------     ----------     ----------

NET INCOME                                                 $   90,062     $  827,733     $  176,227     $1,527,848
                                                           ==========     ==========     ==========     ==========

BASIC EARNINGS
  PER COMMON SHARE (Note 4)                                $     0.01     $     0.07     $     0.01     $     0.12
                                                           ==========     ==========     ==========     ==========

DILUTED EARNINGS
  PER COMMON SHARE (Note 4)                                $     0.01     $     0.06     $     0.01     $     0.12
                                                           ==========     ==========     ==========     ==========

See notes to condensed financial statements and independent accountants' report.


CINTECH SOLUTIONS, INC.

CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
FOR THE SIX-MONTHS ENDED DECEMBER 31, 2000 AND 1999
-----------------------------------------------------------------------------------------------------------------------------------

                                                    COMMON                                                                TOTAL
                                                    STOCK            CONTRIBUTED      TREASURY       ACCUMULATED       STOCKHOLDERS'
                                                  NO PAR VALUE         CAPITAL          STOCK          DEFICIT           EQUITY

BALANCE AT JUNE 30, 1999                           $8,993,777          $675,757       $ (2,290)       $(3,065,318)        $6,601,926

STOCK OPTIONS EXERCISED (8,831 shares)                  5,433                                                                  5,433

NET INCOME                                                                                              1,527,848          1,527,848
                                                  -----------         ---------       --------        -----------         ----------

BALANCE AT DECEMBER 31, 1999                      $ 8,999,210          $675,757       $ (2,290)       $(1,537,470)        $8,135,207
                                                  ===========         =========       ========        ===========         ==========


BALANCE AT JUNE 30, 2000                          $ 9,005,433          $675,757       $ (2,290)       $  (353,174)        $9,325,726

STOCK OPTIONS EXERCISED (2,000 shares)                    580                                                                    580

NET INCOME                                                                                                176,227            176,227
                                                  -----------         ---------       --------        -----------         ----------


BALANCE AT DECEMBER 31, 2000                      $ 9,006,013          $675,757       $ (2,290)       $  (176,947)        $9,502,533
                                                  ===========         =========       ========        ===========         ==========


See notes to condensed financial statements and independent accountants' report.


CINTECH SOLUTIONS, INC.

CONDENSED STATEMENTS OF CASH FLOWS  (UNAUDITED)
FOR THE SIX-MONTHS ENDED DECEMBER 31, 2000 AND 1999
-----------------------------------------------------------------------------------------------
                                                                        2000           1999
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                       $   176,227      $ 1,527,848
                                                                   -----------      -----------
  Adjustments to reconcile net income to net cash (used in)
    provided by operating activities:
    Depreciation                                                       192,000           78,000
    Amortization of software development costs                         109,878          106,249
    Deferred income taxes                                              101,829          298,617
    Provision for doubtful accounts                                     51,514           35,485
    Changes in assets and liabilities:
      Increase in accounts receivable                                 (126,134)         (37,333)
      Decrease (increase) in inventory                                  21,202          (17,091)
      Increase in other assets                                         (37,921)         (43,630)
      Decrease in accounts payable                                    (173,091)          (1,916)
      Decrease in accrued expenses                                    (227,197)        (233,185)
      (Decrease) increase in deferred maintenance revenue             (147,791)         388,150
                                                                   -----------      -----------
           Total adjustments                                          (235,711)         573,346
                                                                   -----------      -----------
           Net cash (used in) provided by operating activities         (59,484)       2,101,194
                                                                   -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Maturities (purchase) of marketable securities                     2,537,516       (1,868,452)
  Purchase of fixed assets                                             (71,289)        (129,089)
  Expenditures for software development costs                         (420,408)        (291,434)
                                                                   -----------      -----------
           Net cash provided by (used in) investing activities       2,045,819       (2,288,975)
                                                                   -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES-
  Proceeds from exercise of stock options                                  580            5,433
                                                                   -----------      -----------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                        1,986,915         (182,348)

CASH AND CASH EQUIVALENTS:
  Beginning of period                                                2,521,039        1,500,081
                                                                   -----------      -----------

  End of period                                                    $ 4,507,954      $ 1,317,733
                                                                   ===========      ===========

SUPPLEMENTAL CASH FLOW INFORMATION-Taxes paid                      $     1,100      $   267,755
                                                                   ===========      ===========


See notes to condensed financial statements and independent accountants' report.

CINTECH SOLUTIONS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2000 AND AS OF DECEMBER 31, 2000 AND 1999 AND FOR THE THREE-MONTH AND SIX-MONTH PERIODS THEN ENDED (INFORMATION RELATED TO THE THREE AND SIX-MONTHS ENDED DECEMBER 31, 2000 AND 1999 IS UNAUDITED)
--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF BUSINESS - Cintech Solutions, Inc. (the "Company") develops and markets Internet technology solutions exclusively for small to mid-size entities within the Fortune 1000 and small businesses to manage and analyze interactions with their customers, partners, and associates for improved relationships and informed decisions. In concert with the Internet technology solutions, the Company also provides services, such as installation, training, project management, consulting and maintenance support.

      BASIS OF PRESENTATION - The condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X and are expressed in United States dollars. The differences in accounting principles generally accepted in the United States of America and Canada are described in Note 7. The information disclosed in the notes to the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2000 has not changed materially unless otherwise disclosed herein. Financial information as of June 30, 2000 included in these financial statements has been derived from the audited financial statements included in that report. In management's opinion all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim periods have been made.

      Results of operations are not necessarily indicative of the results that may be expected for future interim periods or for the full year.

      USE OF ESTIMATES - The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      REVENUE - Generally, the Company records product and service revenue when the product is shipped and the service is provided. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

      DEFERRED MAINTENANCE REVENUE - The Company sells product maintenance agreements which provide for no-cost upgrade of software. These agreements normally cover periods ranging from 1-5 years with revenue being recognized on a straight-line basis over the maintenance period.

      WARRANTY RESERVE - At the time of sale, the Company accrues for warranty costs relating to software replacement or on site support to be provided during the first twelve months following the sale. Costs associated with supporting product under warranty are charged to the reserve instead of current period cost. The reserve is adjusted periodically based upon actual experience.

      DEPRECIATION - Fixed assets are carried at cost. Depreciation is computed using an accelerated method over the following useful lives:

         Equipment                                       3-5 years
         Furniture and fixtures                          2-7 years

      INVENTORY - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. Inventories consist of:


                                              DECEMBER 31,       JUNE 30,       DECEMBER 31,
                                                  2000             2000             1999

Literature and other documentation              $ 13,006         $ 40,318         $ 29,175
Computer hardware                                 16,991            9,068           27,378
Allowance for obsolete inventory                  (5,230)          (3,417)         (13,681)
                                                --------         --------         --------

Total inventory                                 $ 24,767         $ 45,969         $ 42,872
                                                ========         ========         ========



      SIGNIFICANT CUSTOMERS - Most of the Company's sales are to distributors in the voice-centric call center solutions market. The Company had sales to major distributors, as follows:


                          SALES FOR THE THREE-MONTHS ENDED DEC 31,     SALES FOR THE SIX-MONTHS ENDED DEC 31,
                              2000                 1999                  2000                 1999
                          -------------------- --------------------  -------------------  --------------------
                             Amount      %        Amount      %         Amount      %        Amount      %

Distributor A               $1,904,218    72 %  $ 2,689,022    70 %    $3,735,490   71 %    $4,732,682    69 %
Distributor B                  250,678     9 %      483,807    13 %       391,069    7 %       840,332    12 %
                            ----------    ---   -----------   ----     ---------    ---     ----------   ----

Total                       $2,154,896    81 %  $ 3,172,829    83 %    $4,126,559   78 %    $5,573,014    81 %
                            ==========    ===   ===========   ====     ==========   ===     ==========   ====


      The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company's total accounts receivable, as follows:

                                                    PERCENT OF
                                                      GROSS
                                                     ACCOUNTS
                                    DISTRIBUTORS    RECEIVABLE

December 31, 2000                         1             74 %
June 30, 2000                             1             74 %
December 31, 1999                         2             71 %

      INTERNATIONAL SALES - The Company had international sales as follows:


                    SALES FOR THE THREE-MONTHS                       SALES FOR THE SIX-MONTHS
                        Ended December 31,                              Ended December 31,
              ----------------------------------------------  ----------------------------------------------
                   2000                    1999                    2000                    1999
              ----------------------  ----------------------  ----------------------  ----------------------
                  AMOUNT       %          AMOUNT       %          AMOUNT       %          AMOUNT       %

Canada            $15,945     1 %        $44,083      1 %         $91,076     2 %         $90,273     1 %

      SOFTWARE DEVELOPMENT COSTS - Costs incurred internally for creation of the computer software product are charged to research and development expense when incurred until technological feasibility has been established for the product. Thereafter, until general release, all software production costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. The capitalized costs are amortized on a straight-line basis over the estimated economic life of the product.

      Costs capitalized were $172,326 and $164,185 and related amortization was $90,331 and $60,000 for the three-months ended December 31, 2000 and 1999, respectively. Costs capitalized were $420,408 and $291,434 and related amortization was $109,878 and $106,249 for the six-months ended December 31, 2000 and 1999, respectively. The Company periodically evaluates the capitalized cost relative to potential sales and accelerates the write-off when appropriate.

      LICENSING FEE - The Company has agreements with distributors which require the payment of a license fee on certain software sales made by the distributors. This license fee is for the distribution of the Company's products. License fee expense was $396,625 and $683,452 for the three-months ended December 31, 2000 and 1999, respectively. License fee expense was $883,986 and $1,152,094 for the six-months ended December 31, 2000 and 1999, respectively.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values.

      ACCOUNTING PRONOUNCEMENTS - In 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." The bulletin had no impact on the Company's financial statements.

      In 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended, was adopted on July 1, 2000 and had no impact on the Company's reported financial position, results of operations or cash flows.

      CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

      RECLASSIFICATION - Certain fiscal 2000 amounts have been reclassified in order to conform to fiscal 2001 presentation.

2.    MARKETABLE SECURITIES

      The Company maintains various investments in federal agency notes which are classified as held-to-maturity and are reported at amortized cost in accordance with FASB Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". All items mature within one year. The cost and market value of the investments are summarized below:


                                                                                                            NET
                                                                      AMORTIZED                         UNREALIZED
DESCRIPTION                                                             COST              MARKET        GAIN (LOSS)

December 31, 2000 - Federal Agency Notes                               $ 3,290,678        $ 3,295,080       $ 4,402
                                                                       ============       ============      =======
June 30, 2000 - Federal Agency Notes                                   $ 5,828,194        $ 5,831,140       $ 2,946
                                                                       ============       ============      =======
December 31, 1999 - Federal Agency Notes                               $ 6,733,299        $ 6,730,870       $(2,429)
                                                                       ============       ============      ========

3.    OPERATING LEASES

      OPERATING LEASES - The Company leases its office facility in Norwood, Ohio. This operating lease, which began in March 1995 and expires in April 2002, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

      The annual minimum rent to be paid under the operating lease agreement for the facility in Norwood, Ohio is as follows:

Period Ending December 31:
  2001                                                         $233,816
  2002                                                           77,940

      Rent expense for the leased office space was $71,211 and $73,277 for the three-month periods ended December 31, 2000 and 1999. Rent expense for the leased office space was $156,601 and $146,553 for the six-month periods ended December 31, 2000 and 1999.

4.    CAPITAL STOCK AND INCOME PER SHARE

      The following schedule is a summary of the Company's shares of capital stock.


                                                                       COMMON                              IN
                                                   AUTHORIZED          ISSUED          OUTSTANDING      TREASURY

Balance at December 31, 2000                       15,000,000        12,325,328        12,323,328        2,000
                                                   ===========       ===========       ===========       =====

Balance at June 30, 2000                           15,000,000        12,323,328        12,321,328        2,000
                                                   ===========       ===========       ===========       =====

Balance at December 31, 1999                       15,000,000        12,312,016        12,310,016        2,000
                                                   ===========       ===========       ===========       =====

      Income per common share was based on the weighted average number of common shares outstanding during each period.

      The Company's basic and diluted earnings per share were determined as follows:


                                       THREE-MONTHS ENDED                      THREE-MONTHS ENDED
                                        DECEMBER 31, 2000                       DECEMBER 31, 1999
                            --------------------------------------  --------------------------------------
                               INCOME        SHARES     PER SHARE      INCOME        SHARES     PER SHARE
                             (NUMERATOR)  (DENOMINATOR)  AMOUNT      (NUMERATOR)  (DENOMINATOR)  AMOUNT
BASIC EPS

Income available to
  common stockholders            $ 90,062    12,323,328    $ 0.01       $ 827,733    12,305,712    $ 0.07

EFFECT OF DILUTIVE SECURITIES

Stock options                                  358,047                                 708,966
                                               --------                                -------

DILUTED EPS

Income available to
  common stockholders
  and assumed conversions       $ 90,062    12,681,375    $ 0.01       $ 827,733    13,014,678    $ 0.06
                                =========   ===========   =======      ==========   ===========   ======

                                       SIX-MONTHS ENDED                       SIX-MONTHS ENDED
                                       DECEMBER 31, 2000                      DECEMBER 31, 1999
                            --------------------------------------  --------------------------------------
                               INCOME        SHARES     PER SHARE      INCOME        SHARES     PER SHARE
                             (NUMERATOR)  (DENOMINATOR)  AMOUNT      (NUMERATOR)  (DENOMINATOR)  AMOUNT

BASIC EPS

Income available to
  common stockholders           $ 176,227    12,323,328    $ 0.01     $ 1,527,848    12,304,303    $ 0.12

EFFECT OF DILUTIVE SECURITIES

Stock options                                  543,286                                 595,034
                                               --------                                -------

DILUTED EPS

Income available to
  common stockholders
  and assumed conversions      $ 176,227    12,866,614    $ 0.01     $ 1,527,848    12,899,337    $ 0.12
                               ==========   ===========   =======    ============   ===========   ======

      Stock options representing 660,525 shares and 150,000 shares for the three-months ended December 31, 2000 and 1999, respectively, were not included in computing diluted earnings per share because their effects were antidilutive. Stock options representing 211,650 shares and 369,015 shares for the six-months ended December 31, 2000 and 1999, respectively, were not included in computing diluted earnings per share because their effects were antidilutive.

5.    STOCK OPTION PLAN

      During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock. In 1996, the plan was amended to provide for non-employee eligibility. In 1999, the plan was amended and restated to include in one document all previous amendments and other non-material changes designed to improve the operation of the plan and to reserve an additional 1,000,000 shares for issuance under the plan. Excluding the options granted in February 1994, all options have been granted at an exercise price equal to the fair market value at the date of grant and become exercisable equally over a period ranging from one to four years. The February 1994 options were granted at a price below fair market value at the date of grant and were subsequently adjusted to market. The 1994 options granted became exercisable equally over a two-year period. All options expire at the end of ten years from the date of grant or are subject to the performance provisions of specific grants.

      The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options. Proforma disclosure reflecting the financial impact of compensation cost for stock option grants made in fiscal years 2000 and 1999, determined using the fair value method consistent with SFAS No. 123, were presented in the footnotes to the 2000 annual report.

6.    INCOME TAXES

      Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

      Deferred taxes consist of the following:


                                                                 DECEMBER 31,        JUNE 30,       DECEMBER 31,
                                                                     2000              2000             1999
Current deferred tax asset - Deferred revenue
  and other                                                       $  544,183       $  584,067        $ 420,829
                                                                  ==========       ==========        =========

Non-current deferred tax asset - Carryforwards
  and other credits                                               $  478,504       $  416,237        $ 458,436
Non-current deferred tax liability - Deferred
  software development costs and other                              (624,271)        (500,059)        (388,496)
                                                                  ----------       ----------        ---------
  Net non-current deferred tax asset                                (145,767)         (83,822)          69,940
  Less valuation allowance                                                                            (215,430)
                                                                  ----------       ----------        ---------
Net                                                               $ (145,767)      $  (83,822)       $(145,490)
                                                                  ==========       ==========        =========

      The provision for income taxes for the three-months and six-months ended December 31, 2000 and 1999 consists of the following:


                                                  FOR THE THREE-MONTHS                    FOR THE SIX-MONTHS
                                                   ENDED DECEMBER 31,                     ENDED DECEMBER 31,
                                            ----------------------------------    -----------------------------------
                                                      2000             1999                 2000              1999

Current provision (benefit)                        $ (12,922)       $ 130,216             $ (21,942)       $ 166,131
Deferred provision                                    54,127          404,028               101,829          692,301
                                                   ---------        ---------             ---------        ---------
           Total                                      41,205          534,244                79,887          858,432
Decrease in the valuation allowance                                  (247,697)                              (393,684)
                                                   ---------        ---------             ---------        ---------

Income tax expense                                 $  41,205        $ 286,547              $ 79,887        $ 464,748
                                                   =========        =========             =========        =========



      The primary differences between the statutory rate for federal income tax and the effective income tax rate are the utilization of research and development credits to reduce the income tax liability. At December 31, 2000, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $318,000 which will begin to expire in 2009.

7. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

      These condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

      During the periods ended December 31, 2000 and 1999, differences between Canadian GAAP and U.S. GAAP arose as a result of depreciation. For U.S. GAAP purposes, furniture and fixtures, equipment, leasehold improvements, and computer equipment are depreciated over useful lives of seven, five, two, and three years, respectively, using an accelerated method. For Canadian GAAP purposes, furniture and fixtures, equipment, leasehold improvements, and computer equipment are to be depreciated over useful lives of five, three, two, and three years, respectively, using a straight-line method. The difference in methodology results in a reported U.S. GAAP net income in excess of Canadian GAAP of $26,713 and $23,839 for the periods ended December 31, 2000 and 1999, respectively. The difference does not have a material effect on the earnings per share calculation for either period.

                                   * * * * * *